Exhibit 12


                          SOUTH JERSEY INDUSTRIES, INC.
         Calculation of Ratio of Earnings from Continuing Operations to
                       Fixed Charges (Before Income Taxes)
                                 (IN THOUSANDS)



                                     Fiscal Year Ended December 31,
                       --------------------------------------------------------
                         2002        2001        2000        1999        1998
                       --------------------------------------------------------

Net Income*            $ 29,412    $ 26,869    $ 24,741    $ 21,962    $ 13,506

Income Taxes             20,404      19,295      18,711      16,418      11,703

Fixed Charges**          22,675      24,101      24,392      24,300      22,436

Capitalized Interest     (1,941)       (500)        (26)       (390)       (167)
                       --------------------------------------------------------

Total Available        $ 70,550    $ 69,765    $ 67,818    $ 62,290    $ 47,478
                       ========================================================




Total Available
-------------------        3.1x        2.9x        2.8x        2.6x        2.1x
Fixed Charges





 *  Net Income before Discontinued Operations.

** Includes interest and preferred securities dividend requirements of a subsidiary.